Exhibit 10.7

WALKER & DUNLOP, INC.

2015 EQUITY INCENTIVE PLAN

MANAGEMENT DEFERRED STOCK UNIT PURCHASE MATCHING PROGRAM

RESTRICTED STOCK UNIT AGREEMENT

COVER SHEET

Walker & Dunlop, Inc., a Maryland corporation (the “Company”), hereby grants restricted stock units (the “Restricted Stock Units”) relating to shares of the Company’s common stock, par value $0.01 per share (the “Stock”), to the Participant named below, subject to the vesting conditions set forth below. Additional terms and conditions of the Restricted Stock Units are set forth on this cover sheet and in the attached Restricted Stock Unit Agreement (together, the “Agreement”), in the Company’s Management Deferred Stock Unit Purchase Matching Program (as amended from time to time, the “Matching Program”), and in the Company’s 2015 Equity Incentive Plan (as amended from time to time, the “Plan”).

Grant Date:

Name of Participant:

Last Four Digits of Participant’s Social Security Number:

Number of Restricted Stock Units:

Vesting Schedule:	The Restricted Stock Units shall vest in full on [●], subject to the Participant’s continued Service from the Grant Date through the vesting date. Notwithstanding the foregoing, the Restricted Stock Units are subject to vesting acceleration in accordance with Section 4(g) of the Matching Program.

You agree to all of the terms and conditions described in the Agreement, the Matching Program, and the Plan, copies of which will be provided on request, unless you deliver a notice in writing within thirty (30) days of receipt of this Agreement to the Company stating that you do not accept the terms and conditions described in this Agreement, the Matching Program, and the Plan. You acknowledge that you have carefully reviewed the Matching Program and the Plan and agree that the Matching Program and the Plan, as applicable, will control in the event any provision of this Agreement should appear to be inconsistent.

Attachment

This is not a stock certificate or a negotiable instrument.

WALKER & DUNLOP, INC.

2015 EQUITY INCENTIVE PLAN

MANAGEMENT DEFERRED STOCK UNIT PURCHASE MATCHING PROGRAM

RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Units	This Agreement evidences an award of Restricted Stock Units in the number set forth on the cover sheet and subject to the terms and conditions set forth in the Agreement, the Matching Program, and the Plan.

Restricted Stock Unit Transferability	Your Restricted Stock Units may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment, or similar process. If you attempt to do any of these things, you will immediately and automatically forfeit your Restricted Stock Units.

Vesting	Your Restricted Stock Units will vest in accordance with the vesting schedule set forth on the cover sheet of this Agreement. Notwithstanding the foregoing, you will forfeit to the Company all of the unvested Restricted Stock Units on the date of your termination of Service.

Delivery	Subject to Section 4(d) of the Matching Program, including without limitation any delay required by that section for “specified employees” within the meaning of Section 409A, delivery of the shares of Stock represented by your vested Restricted Stock Units will be made in accordance with your deferral election under the Matching Program and the Company’s Management Deferred Stock Unit Purchase Plan (the “Deferral Election”), which is attached to this Agreement as Exhibit A.

Evidence of Issuance	The issuance of the shares of Stock with respect to the Restricted Stock Units will be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry, registration, or issuance of one or more share certificates.

Withholding	In the event that the Company or any Affiliate determines that any federal, state, local, or foreign tax or withholding payment is required relating to the Restricted Stock Units, or the issuance of shares of Stock with respect to the Restricted Stock Units, the Company or any Affiliate will have the right to (i) require you to tender a cash payment, (ii) deduct from payments of any kind otherwise due to you, (iii) permit or require you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority

(a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares of Stock to be delivered in connection with the Restricted Stock Units to satisfy withholding obligations and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding obligations directly to the Company or any Affiliate, or (iv) withhold the delivery of vested shares of Stock otherwise deliverable under this Agreement to meet such obligations; provided that the shares of Stock so withheld will have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by Applicable Laws.

Notice and Non-Solicitation

The following notice and non-solicitation provisions will apply to you unless you have entered into an applicable employment or other written agreement with the Company or any Affiliate that has more restrictive notice and non-solicitation provisions (in which case, the more restrictive provisions in such employment or other written agreement will apply).

You agree as a condition of the Restricted Stock Units that in the event you decide to leave the Company or an Affiliate for any reason, you will provide the Company or the Affiliate with thirty (30) days’ prior notice of your departure (during which period, in the Company’s or its Affiliate’s sole discretion, you may be placed on paid leave), and you will not commence employment with anyone else during that period. For a period of ninety (90) days following the termination of your Service for any reason, you will not directly or indirectly solicit any employees of the Company or its Affiliates for employment or encourage any employee to leave the Company or any Affiliate.

Retention Rights	This Agreement and the grant of Restricted Stock Units evidenced by this Agreement do not give you the right to be retained by the Company or any Affiliate in any capacity. Unless otherwise specified in an employment or other written agreement between the Company or any Affiliate, as applicable, and you, the Company or an Affiliate, as applicable, reserves the right to terminate your Service with the Company or an Affiliate at any time and for any reason.

Stockholder Rights	You have no rights as a stockholder with respect to the Restricted Stock Units unless and until the Stock relating to the Restricted Stock Units has been delivered to you. You will, however, be entitled to receive, upon the Company’s payment of a cash dividend on outstanding Stock, a Dividend Equivalent Right in additional Restricted Stock Units for each Restricted Stock Unit that you hold as of the record date for such dividend equal to the per-share dividend paid on the Stock. The Dividend Equivalent Rights shall be governed by your Deferral Election.

Clawback

The Restricted Stock Units are subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to any Company or Affiliate “clawback” or recoupment policy or Applicable Laws that require the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or Applicable Laws.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under Applicable Laws, and you are subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 or you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or were grossly negligent in failing to prevent the misconduct, you shall reimburse the Company the amount of any payment in settlement of the Restricted Stock Units earned or accrued during the twelve (12)-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Matching Program and the Plan

The text of the Matching Program and the Plan is incorporated into this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Matching Program or the Plan and have the meaning set forth in the Matching Program or the Plan, as applicable.

This Agreement, the Matching Program, and the Plan constitute the entire understanding between you and the Company regarding the Restricted Stock Units. Any prior agreements, commitments, or negotiations concerning the Restricted Stock Units are superseded.

Data Privacy	To administer the Matching Program and the Plan, the Company may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you, such as your contact information, payroll information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Matching Program and the Plan. By accepting the Restricted Stock Units, you give explicit consent to the Company to process any such personal data.

Disclaimer of Rights	The grant of Restricted Stock Units under this Agreement will in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to you. You will have no rights under this Agreement, the Matching Program, or the Plan other than those of a general unsecured creditor of the Company. Restricted Stock Units represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the Matching Program, the Plan, and this Agreement.

Electronic Delivery	By accepting the Restricted Stock Units, you consent to receive documents related to the Restricted Stock Units by electronic delivery and, if requested, agree to participate in the Plan and Matching Program through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and your consent shall remain in effect throughout your term of Service and thereafter until you withdraw such consent in writing to the Company.

Code Section 409A	The grant of Restricted Stock Units under this Agreement is intended to comply with Code Section 409A (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Section 409A. Notwithstanding anything to the contrary in the Plan, the Matching Program, or this Agreement, neither the Company, its Affiliates, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and neither the Company, its Affiliates, the Board, nor the Committee will have any liability to you for such tax or penalty. For purposes of this grant, a termination of Service only occurs upon an event that would be a Separation from Service within the meaning of Section 409A.

By accepting this Agreement, you agree to all of the terms and conditions described above, in the Matching Program, and in the Plan.

Exhibit A

[See posted Deferral Election Agreement]

A-1